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[ULTRAFEM LETTERHEAD]


April 11, 1996



Mr. Jeffrey Hill
Meridian Consulting Group
274 Riverside Avenue
Westport, CT 06880

Dear Jeff:

This letter agreement serves to memorialize our understanding with respect to which you (Meridian Consulting Group) will provide on-going sales management to us (Ultrafem, Inc.) for the introduction of INSTEAD-TM-. As you know, we plan to introduce INSTEAD-TM- into approximately 8% of the United States market in the Fall of 1996 and to complete introduction of INSTEAD-TM- into approximately 25% of the United States market during the first half of calendar year 1997.

If during the term of this agreement the launch to expanded geography (beyond 8%) results in a significant change in broker field sales activity levels, then the terms of this agreement will be re-evaluated.

You have agreed to provide us with the full breadth of Sales Management, Sales Merchandising and Trade Marketing capability which will be required in connection with the introduction of INSTEAD-TM-. In this capacity your responsibilities include:

I. DEVELOPING THE SALES STRATEGY: You will meet in person with brokers for the following:

     -     Developing the Sell-In Strategy
     -     By Class of Trade/Customer
     -     Distribution Objectives
     -     Promotional Objectives
     -     Pricing Objectives (Feature and Everyday)
     -     Shelving Objectives

     -     Developing Short Term (Quarterly) Goals
     -     Developing Long Term (Annual) Goals
     -     Full Analysis at the Class of Trade Level by Market
           --    Development of Fully Customized Key Account Presentations

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Mr. Jeffrey Hill
April 11, 1996
Page 2 of 4



     - Which we Understand will be an Incremental $8K/Account plus a one-time $15K Set-Up Fee
     -     Coordinating Introductory Headquarter Calls
     -     Follow Up/Summary to Introductory Presentations
           --    Scorecard of Sell-In Acceptance
           --    Assisting Development of Pipeline and On-Going Volume Goals
           --    Assisting Development of SKU Breakout and On-Going SKU Sales
                 Volume
           --    Attending/Supporting Headquarter Calls of National Accounts

II.  MANAGEMENT REPORTING

     -     Summarize Status vs. Goal
     -     Identifying Risks/Opportunities In Objectives
           --    Identify Programming to Address Barriers
           --    Develop Contingency Plans
     -     Evaluating Broker Performance - Factory & Nielsen
           --    Short Term Goals
           --    Long Term Goals
     -     Identifying/Eliminating Unnecessary Spending

III. ON-GOING BROKER MANAGEMENT

     -     Executional Steps Required to Support the Business
           --    Business Forecasting
                 -     Sales Tracking - Actual vs. Forecast
                 -     Monthly
                 -     Quarterly
                 -     Yearly
     -     Tracking Profitability with Regard to Trade Spending
     -     Participation in Key Account Presentations
     - All Logistics and Customization of the Support Issues Between the Customer and Ultrafem, Inc. to be Handled by Ultrafem, Inc.
     - Communications of Promotions, Deals, Advertising, PR/Professional Support, Ad Slicks, Displays, etc. (Specific Promotional Development Will be Done Separately)
     -     Providing Sales Updates

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Mr. Jeffrey Hill
April 11, 1996
Page 3 of 4



In addition to providing sufficient resources to implement the foregoing, you agree to hire one person who shall be satisfactory to us to serve as an "acting Vice President of Sales." Such acting Vice President of Sales shall devote his/her entire business time and effort during the term of this letter agreement to the management of our on-going broker field sales and related Sales activities. You agree to have this person commence employment no later than May 1, 1996.

You agree to provide the services hereunder in a first rate, high quality manner, consistent with your and our reputations and the image we are seeking to establish for INSTEAD-TM-. The provision of your services hereunder shall be subject to our supervision. Neither you nor any of your employees (including without limitation the acting Vice President of Sales) shall have the authority to bind us without our prior written consent.

The term of this letter agreement shall be twelve (12) months, commencing with March 15, 1996. The term of this letter agreement may be extended at our option; any such extension shall be based upon a mutually acceptable responsibility and fee structure.

The fee for your services to be rendered hereunder shall be an amount equal to $42,500 per month, payable as follows: (i) Upon receipt of a fully executed agreement, you will be paid $280,500; (ii) $127,500 six months thereafter; and (iii) $102,000 on March 14, 1997. In addition, you will be reimbursed for the following out-of-pocket expenses:

     1. Travel/related out-of-pocket expenses (which need to be agreed by us in advance);
     2. Any research/data collection costs associated with pursuing this initiative (which need to be agreed by us in advance);
     3. Any production charges associated with the activity (which need to be agreed to by us in advance); and
     4.    Office expenses including: phone, fax, postage, etc.

     All out-of-pocket expenses are due and payable within thirty (30) days after invoicing.

It is understood that any cancellation of the arrangement prior to the twelve
(12) month period (3/15/96-3/14/97) would result in a cancellation fee equal to the full unpaid balance of the annual agreement ($42,500/month or $510,000/year), plus all unpaid out-of-pocket expenses, provided that prior to the cancellation Meridian has complied with the terms of this agreement.

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Mr. Jeffrey Hill
April 11, 1996
Page 4 of 4



This letter agreement constitutes the entire agreement between the parties and supersedes all prior agreements with respect to the subject matter hereof except to the extent set forth in the following sentence. The letter agreement dated August 10, 1995 between us shall remain in full force and effect other than the sections entitled Managing Sales Effort and Further Activity Selections/On-Going Sales Management which sections are superseded hereby. This letter agreement shall be governed by the internal laws of the State of New York.

If the foregoing correctly sets forth your understanding of our agreement, please sign in the space provided below. An extra copy has been provided for your files. If we do not receive a fully executed copy of this letter from you on or before April 17, 1996, this letter agreement shall be deemed null and void.

AGREED TO FOR MERIDIAN CONSULTING      AGREED TO FOR ULTRAFEM, INC.
GROUP, INC.

By:       /s/   Jeffrey Hill           By:     /s/  Dori M. Reap
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Title: Managing Director               Title: SVP & Chief Financial Officer
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Date: 4/16/96                          Date: April 12, 1996
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